Exhibit 10.45

AURORA MERGER SUB I, INC

AMENDMENT AND RESTATEMENT OF DIRECTOR’S SERVICES AGREEMENT

This agreement is made on October 29, 2021

BETWEEN:

1.	Aurora Merger Sub I, Inc., a Delaware corporation with its registered address at Corporation Trust Center, 1209 Orange Street, Delaware (the “Company”);

2.	Caroline Jane Tucker (also known as Caroline Harding and Carrie Harding) of The Sovereign, 607 West Bay Road, PO Box 31335, George Town, Grand Cayman, KY1-1206, Cayman Islands (the “Director”); and

3.	Aurora Acquisition Corp. of P.O Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Parent Company”).

WHEREAS the Company, the Director and the Parent Company have entered into an agreement (the “DSA”), as annexed to this Agreement, pursuant to which the Director has agreed to provide certain services to the Company on the terms and conditions set out in such DSA;

NOW, THEREFORE, the parties wish to amend and restate the DSA as follows:

1.	Interpretation

1.1.	All references in the DSA to the Parent Company shall mean: Aurora Acquisition Corp. of P.O Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

1.2.	All terms and provisions of the DSA shall be read in light of such amendment but shall otherwise continue in force and without alteration.

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AURORA MERGER SUB I, INC

IN WITNESS WHEREOF, the parties (or their duly authorised representatives) have caused this Agreement to be duly executed as at the date first above written.

Signed for and on behalf of:

AURORA MERGER SUB I, INC.

/s/ Caroline Tucker

Signature

Caroline Tucker

Print Name

Director

Title

Signed by:

AURORA ACQUSITION CORP.

/s/ Prabhu Narasimhan

Signature

Prabhu Narasimhan

Print Name

Chief Investment Officer

Title

Signed by:

CAROLINE JANE TUCKER, as the Director

/s/ Caroline Tucker

Signature

AURORA MERGER SUB I, INC

DIRECTOR’S SERVICES AGREEMENT

This agreement is made on 15th October, 2021

BETWEEN:

4.	Aurora Merger Sub I, Inc., a Delaware corporation with its registered address at Corporation Trust Center, 1209 Orange Street, Delaware (the “Company”);

5.	Caroline Jane Tucker (also known as Caroline Harding and Carrie Harding) of The Sovereign, 607 West Bay Road, PO Box 31335, George Town, Grand Cayman, KY1-1206, Cayman Islands (the “Director”); and

6.	Aurora Capital Holding Corp of P.O Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Parent Company”).

WHEREAS the Company has requested that the Director provide certain services to the Company which the Director has agreed to do on the terms and conditions set out in this Agreement;

WHEREAS, competent and experienced persons are reluctant to continue to serve corporations as directors unless they are provided with adequate indemnification against claims and actions against them arising out of their service to the corporation;

WHEREAS, the Board has determined that enhancing the ability of the Company to retain and attract the most capable persons as directors is in the best interests of the Company and that the Company therefore should seek to assure such persons that indemnification is available; and

WHEREAS, in recognition of the need to provide the Director with substantial protection against personal liability, in order to procure the Director’s continued service as a director of the Company and to enhance the Director’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights, the Company wishes to define the scope of the Director’s responsibilities in this Agreement and provide for the indemnification of, and the advancement of expenses to, the Director as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the Director’s agreement to continue to provide services to the Company, the parties agree as follows:

2.	Interpretation

2.1.	In this Agreement, unless the context otherwise requires:

Affiliate, in relation to a person, means any other person that:

a.	is controlled whether directly or indirectly, by the first mentioned person;

b.	controls, whether directly or indirectly, the first mentioned person;

c.	is under common control, whether directly or indirectly, with the first mentioned person; or

d.	is an employee, officer, member, partner, associate or director of such person.

Board means the board of directors of the Company from time to time.

AURORA MERGER SUB I, INC

Business Day means any day which is not a Saturday, Sunday or a day on which banking institutions are obliged by law or regulation to close in the Cayman Islands, in the United Kingdom, and in the United States, or such other day classified as a business day according to such criteria as the parties may agree;

Claim means:

(a) any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or

(b) any inquiry, hearing or investigation that the Director determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism.

Effective Date means 10th May 2021.

Expenses means any and all expenses, including attorneys’ and experts’ fees, court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Claim, including without limitation the premium, security for, and other costs relating to any cost bond, or other appeal bond or its equivalent. The parties agree that for the purposes of any advancement of Expenses for which the Director has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit of the Director’s counsel as being reasonable shall be presumed to be reasonable.

Indemnifiable Event means any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the fact that the Director is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise or by reason of an action or inaction by the Director in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement).

Governing Documents means the bylaws and certificate of incorporation of the Company.

Gross Negligence in relation to a person, means a standard of conduct beyond negligence whereby that person acts with a reckless disregard for the consequences of a breach of duty of care owed to another.

Listing Documents means any documentation required to be submitted in respect of the Company to the NASDAQ or any other stock exchange.

Losses means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments and all other charges paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim.

NASDAQ means the NASDAQ stock exchange.

Offering Document means any offering document (as the same be amended and/or supplemented from time to time) issued by the Company in respect of shares in the Company.

AURORA MERGER SUB I, INC

2.2.	In this Agreement, unless the context otherwise requires:

a.	use of the singular includes the plural and vice versa;

b.	words denoting a gender include every gender;

c.	references to persons include bodies corporate and unincorporated entities;

d.	any phrase introduced by the term “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

e.

references to statutes shall be construed as references to such statutes as amended, modified, extended, consolidated re-enacted or replaced, and shall include any subordinate legislation made thereunder; and

f.

references to such document or agreement or organisational document as in force for the time being and as amended, varied, supplemented, substituted or novated from time to time, provided that no amendment, variation or supplement to any Offering Document, Listing Documents or to the Governing Documents shall be effective for the purposes of, or to amend this Agreement unless the Board shall have approved the same.

2.3.

The division of this Agreement into clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The Schedule forms part of this Agreement and its terms have the same force and effect as if they were expressly set out in the body of this Agreement.

3.	Provision of Director

3.1.

The Director hereby agrees to serve as a non-executive director of the Company with effect from the Effective Date, and to also fulfil the roles of President and Secretary, on the terms set forth in this Agreement.

4.	Non-Exclusivity

4.1.

The Director shall not be required to devote her full time and attention to the business of the Company and may engage in any other business and/or be concerned or interested in or act as director or manager of any other company, entity or business.

4.2.

The Company acknowledges that other companies and entities to which the Director provides services of advice may compete either directly or indirectly with the Company. The Director shall not be deemed to be given notice of, or to be under any duty to disclose to, the Company, any fact or thing which may come to the notice of the Director in the course of the Director providing similar services to other persons in the course of her business.

5.	Director’s Duties

5.1.	The Director will be a non-executive director of the Company.

5.2.	In performing her duties as a director of the Company, the Director shall not be obliged to act in any manner which, in her opinion:

a.	may be contrary to law;

b.	may conflict with any provision of the Governing Documents; or

c.

would result in the risk of prosecution or other sanction of any kind in any jurisdiction or the withdrawal of, or imposition of any conditions in respect of, any licence, consent or other authorisation issued to the Director by any legal, governmental or regulatory authority in any applicable jurisdiction.

AURORA MERGER SUB I, INC

6.	Duties of the Company

6.1.

The Director shall have an unrestricted right of access to the Company’s books and records. Without limiting the generality of the foregoing, the Company shall promptly provide to the Director, or cause to be provided to the Director:

a.

copies of all documentation relating to the Company; including any Offering Document, Listing Documents, the Governing Documents, proposed contracts with service providers to the Company, valuation policies, information provided to shareholders (including marketing materials, performance reports and financial information) and periodic unaudited and audited financial reports;

b.	notice of all board meetings in accordance with the Governing Documents and shareholder meetings, all relevant agendas and supporting documents for such meetings and minutes of such meetings;

c.	copies of any draft annual financial statements at least three full working days prior to the board meeting to approve such financial statements;

d.

properly certified or authenticated copies of the Governing Documents and all amendments thereto, and of such resolutions, votes and other proceedings as may be necessary or relevant to the Director for the purposes of this Agreement;

e.	properly certified or authenticated copies of any replacements or amendments to any Offering Document, Listing Documents or any other document issued by or in relation to the Company; and

f.	any additional information that the Director may reasonably require for the purposes of this Agreement.

7.	Representations and Warranties

7.1.	The Company represents and warrants to the Director that, during the term of the Director’s appointment:

a.

the Company is validly existing and has full corporate power and authority to perform its obligations under this Agreement, and this Agreement has been duly and validly authorised, executed and delivered on behalf of the Company and constitutes its binding and enforceable obligations in accordance with its terms;

b.

neither the Company, the Parent Company nor any potential service provider to the Company has been involved in any civil, criminal, or administrative actions or proceedings during the period of five years prior to the Effective Date, except as otherwise disclosed to the Director; and

7.2.

The Director represents and warrants to the Company that, during the terms of the Director’s appointment, this Agreement has been duly and validly authorised, executed and delivered on behalf of the Director and constitutes her binding and enforceable obligations in accordance with its terms.

7.3.

The Parent Company represents and warrants to the Director that to the extent that the assets of the Company are insufficient to meet any indemnities or costs incurred by the Director in accordance with this Agreement that such costs will be met by the Parent Company.

8.	Legal and Professional Advice

8.1.

The Director may refer any issue arising from the provision of the services to be performed hereunder to attorneys-at-law or other professional advisers at the Company’s cost, provided that the Director shall notify the Company and the Parent Company that she intends to so refer, or has so referred, any such issue and an estimate of such costs. Without prejudice to the generality of the foregoing, the Director may seek legal or other professional advice on the Director’s own behalf in the Director’s capacity as a director of the Company and may incur reasonable legal and other professional expenses on behalf of the Company. The Director shall be entitled to reimbursement by the Company or the Parent Company of all reasonable fees and disbursements thus incurred.

AURORA MERGER SUB I, INC

8.2.

The Director shall be entitled to rely on any advice so obtained if the Director reasonably believes that such professional persons are reliable and competent in the matters and advice prepared or presented and/or such matters and advice are within the person’s professional qualifications and competence.

9.	Liability and indemnity

9.1.	The Company acknowledges that the Governing Documents contain provisions indemnifying and exculpating the Directors from liability in the discharge of their duties.

9.2.

The Company further acknowledges that the Director has relied upon clause 8.1 above when deciding to enter into this Agreement and that the Company shall indemnify the Director, to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Losses if the Director was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including without limitation Claims brought by or in the right of the Company, Claims brought by third parties and Claims in which the Director is solely a witness.

9.3.

The Director shall be indemnified and held harmless out of the assets and funds of the Company against all actions, proceedings, costs, expenses, losses, damages or liabilities of whatsoever nature and howsoever nature arising incurred or sustained by the Director if the Director did not in connection with the matter giving rise to the particular Claim, engage in actual fraud, wilful default or Gross Negligence in the execution of discharge or the Director’s duties, powers, authorities or discretions, including any costs, expenses, losses or liabilities incurred by the Director in defending (whether successfully or otherwise) any civil proceedings concerning the Company, its business or its affairs in any court whether in Delaware or elsewhere. To the extent that the Company has insufficient assets and funds to meet its obligations to the Director under this Clause 8.3, the Parent Company hereby agrees to put the Company in funds so that the Company may meet and fulfil its obligations hereto.

9.4.

The Director shall not, in the absence of her own actual fraud, wilful default or Gross Negligence, be liable for any costs, expenses, losses, damages or liabilities of whatsoever nature and howsoever arising, incurred or sustained by the Company at any time from any cause whatsoever arising out of any act or omission on her part in connection with her duties under this Agreement.

9.5.

The indemnity and exculpation provisions in this Article 8 shall be in addition to the indemnity provided in the Governing Documents, which the Company hereby acknowledges and represents may be enforced directly by the Director.

9.6.

The Company or the Parent Company shall within 10 Business Days of any written demand, advance to the Director the full amount of all reasonable Expenses reasonably anticipated by the Director to be incurred by her in the defence of, or otherwise in connection with, any Claim arising out of or in any way connected with the Agreement of the provision of the services hereunder. In the event that such an advance is made by the Company or the Parent Company, the Director shall reimburse the Company or the Parent Company for such advanced fees, costs and expenses to the extent that it is ultimately determined, following the final disposition of such Claim, that the Director is not entitled to indemnification hereunder.

9.7.	Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to:

(a) indemnify or advance funds to the Director for Expenses or Losses with respect to proceedings initiated by the Director, including any proceedings against the Company or its directors, officers, employees or other indemnitees and not by way of defence, except where the Company has joined in or the Board has consented to the initiation of such proceedings.

(b) indemnify the Director if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law.

AURORA MERGER SUB I, INC

9.8.

No person shall be found to have committed actual fraud, wilful default or Gross Negligence under this Agreement unless and until a court of the State of Delaware has reached a final non-appealable determination to that effect.

9.9.

The Director shall notify the Company in writing as soon as practicable of any Claim which could relate to an Indemnifiable Event or for which the Director could seek an advance of Expenses, including a brief description (based upon information then available to the Director) of the nature of, and the facts underlying, such Claim. The failure by the Director to timely notify the Company hereunder shall not relieve the Company from any liability hereunder unless such failure materially prejudices the Company.

9.10.	The provision of this Article 8 shall remain in full force and effect after the termination of this Agreement.

10.	Directors and Officers Insurance

10.1.

The Parent Company has procured directors and officers insurance cover for the Director on terms customary in the market and acceptable to the Board. The Parent Company has ensured that one of those terms will be to have expenses advanced in order to defend proceedings pursuant to clause 8.6.

11.	Fees and Expenses

11.1.	In consideration of the provision of the services of the Director under this Agreement, the Company, or the Parent Company, shall pay to the Director the following fees:

a.	the annual fee as detailed in the Schedule, payable on the date of signing of this agreement and each year on the anniversary of the Effective Date;

b.	subject to clause 10.2 additional fees charged at the Director’s hourly rate as detailed in the Schedule, payable upon receipt by the Company of an invoice in relation thereto; and

c.	any additional fees agreed for services to be undertaken by the Director over and above those set out in this Agreement.

11.2.

The Director may charge the Company additional fees at the Director’s hourly rate as described under clause 10.1.c with the prior consent of the Company and the Parent Company (such consent not to be unreasonably withheld) only if the Director is required to deal with certain matters not in the ordinary course of business of the Company including, but not limited to, matters such as:

a.	threatened or actual litigation

b.	regulatory investigations or proceedings against the Company, the Parent Company or any Affiliate of the Parent Company; or

c.	a restructuring or winding down of the business of the Company requiring considerable time and attention.

11.3.

The Company shall pay or reimburse the Director (or such persons as the Director may specify) for the reasonable out-of-pocket expenses properly incurred by the Director in the Director’s performance of duties under this Agreement, including reasonable travel, hotel and other expenses reasonably incurred attending and returning from meetings of the Board or committees of the Board or general or class meetings of the Company or meetings with the Parent Company, any Affiliate of the Parent Company or any services provider to the Company, statutory fees and courier, telephone, facsimile, printing and photocopying charges.

12.	Notices

12.1.

Any notice or communication required or authorised by this Agreement to be given by a party must be in writing in English, to the address or email set out in the Schedule and shall be deemed served by delivery by hand or by email or by reputable courier and shall be deemed to be given if sent by hand, when delivered, if sent by email, on the date stated on the incoming email, or if by courier, on delivery.

AURORA MERGER SUB I, INC

13.	Confidentiality

13.1.

The Director shall be entitled to store all documents, materials and other information relating to the business, financial position or interests of the Company within or outside the State of Delaware provided that at all times they shall be kept in a manner as would reasonably be expected for such commercially sensitive or confidential information.

13.2.

No party shall at any time disclose to any person, and each party shall treat as confidential any information relating to the business, financial position or interests of the parties which it may have obtained in connection with this Agreement, provided however that the provisions of this clause shall not apply:

a.	to the disclosure of any information already known to the recipient;

b.	to the disclosure of any such information which is or becomes public knowledge otherwise than as a result of the unauthorised or improper conduct of the recipient;

c.

to any extent that disclosure is required by any law or order of any court or pursuant to any direction, request of requirement (whether of not having the force of law) or any central bank, government, suspicious transaction reporting body or other regulatory or taxation authority;

d.	to the disclosure of any information to professional advisers who receive that disclosure under a duty of confidentiality; or

e.	to the disclosure of any information with the consent of the parties to this Agreement.

13.3.	The provisions of this clause 12 shall remain in full force and effect after the termination of this Agreement.

14.	Term and Termination

14.1.

The Director shall hold office in accordance with the Governing Documents. Upon removal, resignation or retirement of the Director as a director of the Company in accordance therewith, this Agreement shall terminate with respect to such directorship.

14.2.	Without limiting clause 13.1, this Agreement may be terminated by:

a.

the Company, upon not less than 30 calendar days’ notice to the Director. In the event of such termination by the Company, the Director will resign as a director of the Company as at the expiration of the notice period or such other date(s) agreed by the Director and the Company.

b.

the Director, upon not less than 30 calendar days’ notice to the Company. In the event of such termination by the Director, the Director shall continue to provide the relevant services for a time period to be agreed with the Company but no later than the expiration of the notice period or such other date(s) agreed by the Director and the Company.

c.	any party, with immediate effect upon notice to the other parties if another party is in material breach of any of the terms of this Agreement and:

i.	the breach is not capable of remedy; or

ii.	the breach is capable of remedy and is not remedied by the breaching party within 7 days of receipt of a notice from another party specifying the breach and requiring its remedy.

d.	the Director, with immediate effect upon notice to the other parties, if:

i.	any regulatory action is taken against Parent Company or any of its Affiliates, whether or not such action relates directly to the Company;

ii.

the Parent Company or any of its Affiliates is deemed by a court of competent jurisdiction to have engaged in any act of omission constituting wilful misconduct, fraud or dishonesty on its part, whether or not such action relates directly to the Company;

AURORA MERGER SUB I, INC

iii.	any proceedings are commenced against or in respect of the Company by any of its shareholders or former shareholders.

14.3.	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

15.	No Partnership

15.1.

Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the parties. The Director shall not be deemed to be an employee of the Company or entitled to employee benefits from the Company.

16.	Successors and Assigns

16.1.

This Agreement shall ensure to the benefit of, and be binding on, the parties and their respective heirs, executors, administrators, successors and permitted assigns. No party may assign or transfer or purport to assign or transfer, any of its rights or obligations under this Agreement without the prior consent of the other parties.

17.	Severance

17.1.

If any provision of this Agreement is determined to be void or unenforceable under the laws of any jurisdiction such invalidity and unenforceability shall not affect the remaining provisions of this Agreement and such void or unenforceable provisions shall be deemed to be severable from any other provision of this Agreement.

18.	Entire Agreement

18.1.

Nothing in this Agreement shall be taken to exclude or vary the terms of the Governing Documents as they apply to the Director as a director of the Company. Subject to the preceding sentence, this Agreement sets forth the entire Agreement and understanding between the parties in respect of the subject matter of this Agreement. No variation of this Agreement shall be effective unless signed for or on behalf of both the parties hereto.

19.	Counterparts

19.1.

This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original and all the counterparts together shall constitute one and the same instrument.

20.	Waiver, forbearance and variation

20.1.

The rights of the parties under this Agreement shall not be prejudiced or restricted by any indulgence or forbearance extended to another party. No waiver by any party in respect of a breach shall operate as a waiver in respect of any subsequent breach.

20.2.	This Agreement shall not be varied or cancelled, unless the variations or cancellation is expressly agreed in writing by each party.

21.	Governing Law and Jurisdiction

21.1.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to its principles of conflicts of laws. The Company and the Director hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this

AURORA MERGER SUB I, INC

Agreement shall be brought only in the Delaware Court and not in any other state or federal court in the United States and (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, and (c) waive, and agree not to plead or make, any claim that the Delaware Court lacks venue or that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

AURORA MERGER SUB I, INC

IN WITNESS WHEREOF the parties (or their duly authorised representatives) have caused this Agreement to be duly executed as at the date first above written.

Signed for and on behalf of:

AURORA MERGER SUB I, INC.

/s/ Caroline Tucker

Signature

Caroline Tucker

Print Name

Director

Title

Signed by:

AURORA CAPITAL HOLDING CORP

/s/ Prabhu Narasimhan

Signature

Prabhu Narasimhan

Print Name

Chief Investment Officer

Title

Signed by:

CAROLINE JANE TUCKER, as the Director

Caroline Tucker

Signature

AURORA MERGER SUB I, INC

SCHEDULE

The Company	Aurora Merge Sub I

The Director	Caroline Jane Tucker (aka Caroline / Carrie Harding)

Annual Fee	USD 50,000

Hourly Rate	USD 500

Addresses for Notices	The Sovereign 607 West Bay Road, PO Box 31335 Grand Cayman KY1-1206 Cayman Islands

Email for Notices	carrie@ch-advisers.com